Exhibit 10.1

DANAHER CORPORATION

2007 STOCK INCENTIVE PLAN

1.	Purpose of the Plan. Danaher Corporation, a Delaware corporation, wishes to recruit and retain key Employees and outside Directors. To further these objectives, the Company hereby sets forth the Danaher Corporation 2007 Stock Incentive Plan. Under the Plan, the Company may make grants of Options, Stock Appreciation Rights, Restricted Stock Units, and Other Stock-Based Awards. The Company may also make direct grants of Common Stock in the form of Restricted Stock Grants to Participants as a bonus or other incentive or grant such stock in lieu of Company obligations to pay cash under other plans or compensatory arrangements, including any deferred compensation plans. The Plan constitutes an amendment to, and substitution for, the Danaher Corporation 1998 Stock Option Plan.

2.	Definitions. As used herein, the following definitions shall apply:

“Administrator” means the Board or the Compensation Committee of the Board, unless the Board specifies another committee.

“Applicable Period” with respect to any Performance Period for an Award means a period beginning on or before the first day of the Performance Period and ending no later than the earlier of (i) the 90th day of the Performance Period or (ii) the date on which 25% of the Performance Period has been completed.

“Award” means an award of Options, Stock Appreciation Rights, Restricted Stock, Restricted Stock Units, or Other Stock-Based Awards (each as defined below).

“Award Certificate” means a certificate setting forth the terms and conditions of an Award.

“Board” means the Board of Directors of the Company.

“Code” means the U.S. Internal Revenue Code of 1986, as amended from time to time and the regulations issued with respect thereof.

“Committee” means the Compensation Committee of the Board in accordance with Section 4(a) of the Plan.

“Common Stock” means the common stock of the Company.

“Company” means Danaher Corporation, a Delaware corporation.

“Covered Employees” means any person who is a “covered employee” within the meaning of Code Section 162(m).

“Date of Grant” will be the date as of which the Administrator grants an Award to a person.

“Disability” means the inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment that can be expected to result in death or that has lasted or can be expected to last for a continuous period of not less than twelve months.

“Early Retirement” means an employee voluntarily ceases to be an Employee and both (i) the employment termination occurs before the Employee reaches age sixty-five (65) and (ii) the Administrator determines that the cessation constitutes Retirement for purposes of this Plan. In deciding whether a termination of employment is an Early Retirement, the Administrator need not consider the definition under any other Company benefit plan.

“Eligible Director” (or “Director”) means a non-employee director of the Company or one of its Eligible Subsidiaries.

“Eligible Subsidiary” means each of the Company’s Subsidiaries, except as the Administrator otherwise specifies.

“Employee” means any person employed as a common law employee of the Company or an Eligible Subsidiary.

“Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended.

“Exercise Price” means, in the case of an Option, the value of the consideration that an Optionee must provide in exchange for one share of Common Stock. In the case of a SAR, “Exercise Price,” means an amount which is subtracted from the Fair Market Value in determining the amount payable upon exercise of such SAR.

“Fair Market Value” means, as of any date, the fair market value of a share of Common Stock for purposes of the Plan which will be determined as follows:

(i)	If the Common Stock is traded on the New York Stock Exchange or other national securities exchange, the closing sale price on that date;

(ii)	If the Common Stock is not traded on any such exchange, the closing sale price as reported by the National Association of Securities Dealers, Inc. Automated Quotation System (“Nasdaq”) for such date; if no such closing sale price information is available, the average of the closing bid and asked prices as reported by Nasdaq for such date; or if there are no such closing bid and asked prices, the average of the closing bid and asked prices as reported by any other commercial service for such date.

(iii)	In the absence of an established market for the Common Stock, the Fair Market Value thereof shall be determined in good faith by the Administrator and in compliance with Code Section 409A.

For any date that is not a trading day, the Fair Market Value of a share of Common Stock for such date shall be determined by using the closing sale price or the average of the closing bid and asked prices, as appropriate, for the immediately preceding trading day.

“Gross Misconduct” means the Participant has:

(i)	Committed fraud, misappropriation, embezzlement, willful misconduct or gross negligence with respect to the Company or any Subsidiary thereof, or any other action in willful disregard of the interests of the Company or any Subsidiary thereof;

(ii)	Been convicted of, or pled guilty or no contest to, (i) a felony, (ii) any misdemeanor (other than a traffic violation) with respect to his/her employment, or (iii) any other crime or activity that would impair his/her ability to perform his/her duties or impair the business reputation of the Company or any Subsidiary thereof;

(iii)	Refused or willfully failed to adequately perform any duties assigned to him/her; or

(iv)	Refused or willfully failed to comply with standards, policies or procedures of the Company or any Subsidiary thereof, including without limitation the Company’s Standard of Conduct as amended from time to time.

“Incentive Stock Option” or “ISO” means a stock option intended to qualify as an incentive stock option within the meaning of Code Section 422.

“Normal Retirement” means an employee voluntarily ceases to be an Employee at or after reaching age sixty-five (65).

“Option” means a stock option granted pursuant to the Plan that is not an ISO, entitling the Optionee to purchase Shares.

“Optionee” means an Employee or Director who has been granted an Option under this Plan or, where appropriate, a person authorized to exercise an Option in place of the intended original Optionee.

“Other Stock-Based Awards” are Awards (other than Options, SARs, RSUs and Restricted Stock Grants) that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock.

“Participant” means Optionees and Recipients, collectively. The term “Participant” also includes, where appropriate, a person authorized to exercise an Option or hold or receive another Award in place of the intended original Optionee or Recipient.

“Performance Objectives” means one or more objective, measurable performance factors as determined by the Committee (as described in Section 4(b) of the Plan) with respect to each Performance Period based upon one or more of the factors set forth in Section 14 of the Plan.

“Performance Period” means a period for which Performance Objectives are set and during which performance is to be measured to determine whether a Participant is entitled to payment of an Award under the Plan. A Performance Period may coincide with one or more complete or partial calendar or fiscal years of the Company. Unless otherwise designated by the Committee, the Performance Period will be based on the calendar year.

“Plan” means this 2007 Stock Incentive Plan, as amended from time to time.

“Recipient” means an Employee or Director who has been granted an Award other than an Option under this Plan or, where appropriate, a person authorized to hold or receive such an Award in place of the intended original Recipient.

“Restricted Stock Grant” means a direct grant of Common Stock, as awarded under Section 8 of the Plan.

“Restricted Stock Unit” or “RSU” means a bookkeeping entry representing an unfunded right to receive (if conditions are met) one share of Common Stock, as awarded under Section 9 of the Plan.

“Retirement” means both Early Retirement and Normal Retirement, as defined herein.

“Section 16 Persons” means those officers, directors or other persons who are subject to Section 16 of the Exchange Act.

“Securities Act” means the U.S. Securities Act of 1933, as amended.

“Stock Appreciation Right” or “SAR” means any right granted under Section 7 of the Plan.

“Subsidiary” means any corporation, limited liability company, partnership or other entity (other than the Company) in an unbroken chain beginning with the Company if, at the time an Award is granted to a Participant under the Plan, each of such entities (other than the last entity in the unbroken chain) owns stock or other equity possessing twenty percent (20%) or more of the total combined voting power of all classes of stock or equity in one of the other entities in such chain.

“1998 Plan” means the Amended and Restated Danaher Corporation 1998 Stock Option Plan, as amended.

3.	Eligibility. All Employees and Eligible Directors are eligible for Awards under this Plan. Eligible Employees and Directors become Optionees or Recipients when the Administrator grants them, respectively, an Option or one of the other Awards under this Plan.

4.	Administration of the Plan.

(a)	The Administrator. The Administrator of the Plan will be the Compensation Committee of the Board, unless the Board specifies another committee. The Board may also act under the Plan as though it were the Committee. The Administrator is responsible for the general operation and administration of the Plan and for carrying out its provisions and has full discretion in interpreting and administering the provisions of the Plan. Subject to the express provisions of the Plan, the Administrator may exercise such powers and authority of the Board as the Administrator may find necessary or appropriate to carry out its functions. The Administrator may delegate its functions (other than those described in subsection 4(d) below) to Employees, to the extent permitted under applicable Delaware corporate law.

(b)	Code Section 162(m) and Rule 16b-3 Compliance. The Administrator may, but is not required to, grant Awards that are intended to qualify as performance based compensation exempt from the deductibility limitations of Code Section 162(m). However, grants of Awards to Covered Employees intended to qualify as performance based compensation under Code Section 162(m) shall be made and certified only by a Committee (or a subcommittee of the Committee) consisting solely of two or more “outside directors” (as such term is defined under Code Section 162(m)). Awards to Section 16 Persons shall be made only by a Committee (or a subcommittee of the Committee) consisting solely of two or more non-employee Directors in accordance with Rule 16b-3.

(c)	Powers of the Administrator. The Administrator’s powers will include, but not be limited to, the power to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan; amend, waive, or extend any provision or limitation of any Award (except as limited by the terms of the Plan); and, in order to fulfill the purposes of the Plan and without amending the Plan, to modify Awards to Participants who are foreign nationals or employed outside of the United States in order to recognize differences in local law, tax policies or customs.

(d)	Granting of Awards. Subject to the terms of the Plan, the Administrator will, in its sole discretion, determine:

(i)	Optionees and the Recipients of other Awards;

(ii)	the terms of such Awards;

(iii)	the schedule for exercisability and nonforfeitability (including any requirements that the Participant or the Company satisfy performance criteria or Performance Objectives and the acceleration of the exercisability or nonforfeitability of the Awards);

(iv)	the time and conditions for expiration of the Awards, and

(v)	the form of payment due upon exercise or grant of Awards.

(e)	Substitutions. The Administrator may also grant Awards in substitution for options or other equity interests held by individuals who become Employees of the Company or of an Eligible Subsidiary as a result of the Company’s acquiring or merging with the individual’s employer. If necessary to conform the Awards to the interests for which they are substitutes, the Administrator may grant substitute Awards under terms and conditions that vary from those the Plan otherwise requires. Notwithstanding anything in the foregoing to the contrary, any Award to any Participant who is a U.S. taxpayer will be adjusted appropriately pursuant to Code Section 409A.

(f)	Effect of Administrator’s Decision. The Administrator’s determinations under the Plan need not be uniform and need not consider whether actual or potential Participants are similarly situated. All decisions, determinations and interpretations of the Administrator shall be final and binding on all holders of any Award.

5.	Stock Subject to the Plan.

(a)	Share Limits; Shares Available. Except as adjusted below in the event of a Substantial Corporate Change (as defined in Section 16(a) of the Plan), the aggregate number of shares of Common Stock that may be issued under the Awards may not exceed twelve million (12,000,000) shares, of which no more than four million (4,000,000) shares may be available for Awards granted in any form other than Options or SARs. The Common Stock may come from treasury shares, authorized but unissued shares, or previously issued shares that the Company reacquires, including shares it purchases on the open market. If any Award expires, is canceled, or terminates for any other reason, the shares of Common Stock available under that Award will again be available for the granting of new Awards. Any shares of Common Stock surrendered for the payment of the Exercise Price or withholding taxes under Options or SARs and shares of Common Stock repurchased in the open market with the proceeds of an Option exercise, may not again be made available for issuance under the Plan.

(b)

Code Section 162(m) Limitations on Awards. Subject to the provisions of Section 15 relating to capitalization adjustments, in the case of any Award intended to comply with Code Section 162(m), no Employee or Director shall be eligible to be granted in any calendar year (i) one or more Options or Stock Appreciation Rights which in the aggregate cover more than ten million (10,000,000) shares of Common Stock or (ii) one or more Restricted Stock Grants or awards of Restricted Stock Units which in the aggregate cover the cash value equivalent of more than ten million (10,000,000) shares of Common Stock, measured as of the Date of Grant, less $0.01 par value per share of Common Stock. To the extent required by Code Section 162(m), in applying the foregoing limitation with respect to an

Employee or Director, if any Option, Stock Appreciation Right, Restricted Stock Grant or Restricted Stock Unit (in each case which is intended to comply with Code Section 162(m)) is canceled, the canceled Award shall continue to count against the maximum number of shares of Common Stock, or the value thereof, if applicable, with respect to which an Award may be granted to an Employee or Director.

(c)	Stockholder Rights. Except for Restricted Stock Grants, the Participant will have no rights of a stockholder with respect to the shares of Common Stock subject to an Award except to the extent that the Company has issued certificates for, or otherwise confirmed ownership of, such shares upon the exercise or, as applicable, the grant or nonforfeitability, of an Award. No adjustment will be made for a dividend or other right for which the record date precedes the date of exercise or nonforfeitability, as applicable.

(d)	Fractional Shares. The Company will not issue fractional shares of Common Stock pursuant to the exercise or vesting of an Award, but the Administrator may, in its discretion, direct the Company to make a cash payment in lieu of fractional shares.

6.	Terms and Conditions of Options.

(a)	General. Options granted to Employees and Directors are not intended to qualify as Incentive Stock Options. The Administrator may not reduce the Exercise Price of any outstanding Option, other than as provided under Section 15 below. Subject to the foregoing, the Administrator may set whatever conditions it considers appropriate for the Options, including time-based and/or performance-based vesting conditions.

(b)	Exercise Price. The Administrator will determine the Exercise Price under each Option and may set the Exercise Price without regard to the Exercise Price of any other Options granted at the same or any other time. The Exercise Price per share for the Options may not be less than 100% of the Fair Market Value of a share of Common Stock on the Date of Grant, except where a lower Exercise Price is required to comply with Code Section 409A in the event of an Option substitution, as contemplated by Section 4(e) above, or as provided under Section 15 below. The Company may use the consideration it receives from the Optionee for general corporate purposes.

(c)	Exercisability. The Administrator will determine the times and conditions for exercise of each Option but may not extend the period for exercise of an Option beyond the tenth anniversary of its Date of Grant. Options will become exercisable at such times and in such manner as the Administrator determines; provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Optionee may exercise any portion of an Option. If the Administrator does not specify otherwise at the Date of Grant, Options for Employees will become exercisable as to one-fifth of the covered shares of Common Stock on each of the first five anniversaries of the Date of Grant, and Options for Eligible Directors will be exercisable in full as of the Date of Grant.

No portion of an Option that is unexercisable at an Optionee’s termination of employment (for any reason other than Retirement) will thereafter become exercisable, unless the Administrator determines otherwise, either initially or by amendment. In the event the Participant reaches age sixty-five (65) while employed, irrespective of whether the Participant then retires, all time-based vesting conditions on outstanding Options will be deemed satisfied in full and the Options shall become fully vested once it has been determined that any performance-based vesting conditions or Performance Objectives have been satisfied.

(d)	Method of Exercise. To exercise any exercisable portion of an Option, the Optionee must:

(i)	Deliver a written notice of exercise to the Secretary of the Company (or to whomever the Administrator designates), in a form complying with any rules the Administrator may issue and specifying the number of shares of Common Stock underlying the portion of the Option the Optionee is exercising;

(ii)	Pay the full Exercise Price by cashier’s or certified check for the shares of Common Stock with respect to which the Option is being exercised, unless the Administrator consents to another form of payment (which could include the use of Common Stock); and

(iii)	Deliver to the Secretary of the Company (or to whomever the Administrator designates) such representations and documents as the Administrator, in its sole discretion, may consider necessary or advisable.

Payment in full of the Exercise Price need not accompany the written notice of exercise provided the notice directs that the shares of Common Stock issued upon the exercise be delivered, either in certificate form or in book entry form, to a licensed broker acceptable to the Company as the agent for the individual exercising the Option and at the time the shares are delivered to the broker, either in certificate form or in book entry form, the broker will tender to the Company cash or cash equivalents acceptable to the Company and equal to the Exercise Price.

If the Administrator agrees to payment through the tender to the Company of shares of Common Stock, the individual exercising the Option must have held the stock being tendered for at least six months at the time of surrender. Shares of Common Stock offered as payment will be valued, for purposes of determining the extent to which the Optionee has paid the Exercise Price, at their Fair Market Value on the date of exercise. The Administrator may also, in its discretion, accept attestation of ownership of Common Stock and issue a net number of shares upon Option exercise.

(e)	Term. No one may exercise an Option more than ten years after its Date of Grant.

7.	Terms and Conditions of Stock Appreciation Rights.

(a)	General. A SAR represents the right to receive a payment, in cash, shares of Common Stock or both (as determined by the Administrator), equal to the excess of the Fair Market Value on the date the SAR is exercised over the SAR’s Exercise Price, if any.

(b)	Exercise Price. The Administrator will establish in its sole discretion the Exercise Price of a SAR and all other applicable terms and conditions, including time-based and/or performance-based vesting conditions.

(c)	Exercisability. The Administrator will determine the times and conditions for exercise of each SAR but may not extend the period for exercise of a SAR beyond the tenth anniversary of its Date of Grant. SARs will become exercisable at such times and in such manner as the Administrator determines; provided, however, that the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which the Participant may exercise any portion of a SAR. If the Administrator does not specify otherwise, SARs will become exercisable as to one-fifth of the covered shares of Common Stock on each of the first five anniversaries of the Date of Grant.

No portion of a SAR that is unexercisable at a Participant’s termination of employment (for any reason other than Retirement) will thereafter become exercisable, unless the Administrator determines otherwise, either initially or by amendment. In the event the Participant reaches age sixty-five (65) while employed, irrespective of whether the Participant then retires, all time-based vesting conditions on outstanding SARs will be deemed satisfied in full and the SARs shall become fully vested once it has been determined that any performance-based vesting conditions or Performance Objectives have been satisfied.

(d)	Term. No one may exercise a SAR more than ten years after its Date of Grant.

8.	Terms and Conditions of Restricted Stock Grants.

(a)

General. A Restricted Stock Grant is a direct grant of Common Stock, subject to restrictions and vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Administrator and, with regard to Performance Objectives, determined and certified by the Committee (as described in

Section 4(b) of the Plan). The Company shall issue the shares to each Recipient of a Restricted Stock Grant either (i) in certificate form or (ii) in book entry form, registered in the name of the Recipient, with legends or notations, as applicable, referring to the terms, conditions, and restrictions applicable to the Award; provided that the Company may require that any stock certificates evidencing Restricted Stock Grants be held in the custody of the Company or its agent until the restrictions thereon shall have lapsed, and that, as a condition of any Restricted Stock Grant, the Participant shall have delivered a stock power, endorsed in blank, relating to the shares of Common Stock covered by such Award.

(b)	Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for Restricted Stock Grants by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the Restricted Stock Grant.

(c)	Lapse of Restrictions. The shares of Common Stock underlying such Restricted Stock Grants will become nonforfeitable at such times and in such manner as the Administrator determines; provided, however, that, except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of Code Section 162(m), the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such Restricted Stock Grants will lapse. If the Administrator does not specify otherwise, any time-based vesting restrictions on Restricted Stock Grants will lapse as to one-half of the covered shares of Common Stock on each of the fourth and fifth anniversaries of the Date of Grant. However, in the event the Participant reaches age sixty-five (65) while employed, irrespective of whether the Participant then retires, all time-based vesting conditions on outstanding Restricted Stock Grants will be deemed satisfied in full and the Award shall become fully vested once it has been determined that any performance-based vesting conditions or Performance Objectives have been satisfied. Unless otherwise specified by the Administrator or by the Committee described in Section 4(b) of the Plan, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, prior to the 10th anniversary of the Date of Grant.

(d)	Rights as a Stockholder. A Recipient who is awarded a Restricted Stock Grant under the Plan shall have the same voting, dividend and other rights as the Company’s other stockholders. After the lapse of the restrictions without forfeiture in respect of the Restricted Stock Grant, the Company shall remove any legends or notations referring to the terms, conditions and restrictions on such shares of Common Stock and, if certificated, deliver to the Participant the certificate or certificates evidencing the number of such shares of Common Stock.

9.	Terms and Conditions of Restricted Stock Units.

(a)	General. RSUs shall be credited as a bookkeeping entry in the name of the Employee or Eligible Director in an account maintained by the Company. No shares of Common Stock are actually issued to the Participant in respect of RSUs on the Date of Grant. Shares of Common Stock shall be issuable to the Participant only upon the lapse of such restrictions and satisfaction of such vesting conditions, including time-based vesting conditions and/or the attainment of performance-based vesting conditions or Performance Objectives, as determined by the Administrator, or in the case of Performance Objectives, determined and certified by the Committee (as described in Section 4(b) of the Plan).

(b)	Purchase Price. The Administrator may satisfy any Delaware corporate law requirements regarding adequate consideration for RSUs by (i) issuing Common Stock held as treasury stock or repurchased on the open market or (ii) charging the Recipients at least the par value for the shares of Common Stock covered by the RSUs.

(c)

Lapse of Restrictions. RSUs will vest and the underlying shares of Common Stock will become nonforfeitable at such times and in such manner as the Administrator determines; provided, however, that, except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of complying with Code Section 162(m), the Administrator may, on such terms and conditions as it determines appropriate, accelerate the time at which restrictions or other conditions on such RSUs will lapse. If the Administrator does not specify otherwise, any time-based vesting restrictions on RSUs will lapse as to one-half of the covered shares of Common Stock on each of the fourth and fifth anniversaries of the Date of Grant. However, in the event the Participant reaches age sixty-five (65) while employed, irrespective of whether the Participant then retires, all time-based vesting conditions on outstanding RSUs will be deemed satisfied in full and the Award shall become fully vested once it has been determined that any performance-based vesting conditions or Performance Objectives have been satisfied. Unless otherwise specified by the Administrator or by the Committee described in Section 4(b) of the Plan, any performance-based vesting conditions or Performance Objectives must be satisfied, if at all, prior to the 10th anniversary of the Date of Grant.

(d)	Rights as a Stockholder. A Recipient who is awarded RSUs under the Plan shall possess no incidents of ownership with respect to the underlying shares of Common Stock.

10.	Terms and Conditions of Other Stock-Based Awards. The Administrator may grant Other Stock-Based Awards that are denominated in, valued in whole or in part by reference to, or otherwise based on or related to, Common Stock. The purchase, exercise, exchange or conversion of Other Stock-Based Awards and all other terms and conditions applicable to such Awards will be determined by the Administrator in its sole discretion.

11.	Termination of Employment. Unless the Administrator determines otherwise, the following rules shall govern the vesting, exercisability and term of outstanding Awards held by a Participant in the event of termination of such Participant’s employment, where termination of employment means the time when the active employer-employee or other active service-providing relationship between the Participant and the Company or an Eligible Subsidiary ends for any reason, including Retirement. Unless the Administrator provides otherwise, termination of employment will include instances in which a common law employee is terminated and immediately rehired as an independent contractor.

(a)	General. Upon termination of employment for any reason other than for death or Retirement, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any outstanding RSUs or Other Stock-Based Awards shall be settled upon termination and, except as set forth in subsections (b)—(g) below, the Participant shall have a period of three (3) months, commencing with the date the Participant is no longer actively employed, to exercise the vested portion of any outstanding Options or SARs, subject to the term of the Option or SAR.

(b)	Retirement. Upon termination of employment by reason of the Participant’s Retirement (Early Retirement or Normal Retirement) and unless contrary to applicable law:

(i)	Acceleration of Time-Based Vesting upon Age Sixty-Five (65). As set forth in Sections 6(c), 7(c), 8(c) and 9(c), in the event the Participant reaches age sixty-five (65) while, employed, irrespective of whether the Participant then retires, any time-based vesting conditions on any outstanding Awards will be deemed satisfied in full.

(ii)	Acceleration of Time-Based Vesting for RSUs and Restricted Stock Grants upon Early Retirement. Unless otherwise provided by the Administrator, in the event of a Participant’s Early Retirement, the time-based vesting of any portion of any RSU or Restricted Stock Grant scheduled to vest during the five-year period immediately following such Early Retirement shall be accelerated, and any portion of such Award subject to time-based vesting conditions not scheduled to vest until after the fifth anniversary of such Early Retirement shall be forfeited. For the avoidance of doubt, unless otherwise provided by the Administrator the terms set forth in this 11(b)(ii) shall not apply to any Award other than RSUs and Restricted Stock Grants.

(iii)	Survival of Options and SARs. Subject to the term of the Award, any Options or SARs held by the Participant will remain outstanding, continue to vest and may be exercised until the fifth anniversary of Retirement (or if earlier, the termination date of the Award).

(iv)	Survival to Determine Satisfaction of Performance Conditions. If any performance-based vesting conditions or Performance Objectives remain unsatisfied as of the Retirement date, the Award shall remain outstanding for up to five years after such date (or, if earlier, up to the termination date of the Award) to determine whether such conditions or objectives become satisfied and the Award shall become fully vested once it has been determined that such conditions or objectives have been satisfied within the applicable period (at which point, the vested shares of Common Stock will be delivered to the Participant). The Administrator shall have discretion to accelerate the vesting of all or a portion of such performance-based vesting conditions or Performance Objectives, except with respect to Awards the Committee designates as covered by Performance Objectives for purposes of complying with Code Section 162(m).

(c)	Death. Upon termination of employment by reason of the Participant’s death:

(i)	All unexpired Options and SARs will become fully exercisable and, subject to the term of the Option or SAR, may be exercised for a period of twelve months thereafter by the personal representative of the Participant’s estate or any other person to whom the Option or SAR is transferred under a will or under the applicable laws of descent and distribution.

(ii)	A portion of the outstanding RSUs and Restricted Stock Grants shall become vested which will be determined as follows. With respect to each portion of an Award of RSUs or Restricted Stock Grant that is scheduled to vest on a particular vesting date, upon the Participant’s death, a pro rata amount of the RSUs or the Restricted Stock Grant will vest based on the number of complete twelve-month periods between the Date of Grant and the date of death, (provided that any partial twelve-month period between the Date of Grant and the date of death shall also be considered a complete twelve-month period for purposes of this pro-ration methodology), divided by the total number of twelve-month periods between the Date of Grant and the particular, scheduled vesting date. Any fractional right to a share of Common Stock that results from applying the pro rata methodology described herein shall be rounded up to a right to a whole share. Notwithstanding anything in the Plan to the contrary, unless otherwise provided by the Administrator, this acceleration of the vesting will also apply to any RSUs or Restricted Stock Grants the Committee has designated as covered by Performance Objectives for purposes of complying with Code Section 162(m).

(iii)	With respect to any Award other than an Option, SAR, RSU or Restricted Stock Grant, all unvested portions of the Award shall be immediately forfeited without consideration, unless otherwise provided by the Administrator.

(d)	Disability. Upon termination of employment by reason of the Participant’s Disability, all unvested portions of any outstanding Awards shall be immediately forfeited without consideration. The vested portion of any Option or SAR will remain outstanding and, subject to the term of the Option or SAR, may be exercised by the Participant at any time until the first anniversary of the Participant’s termination of employment for Disability. The vested portion of any Award other than an Option or SAR shall be settled upon termination of employment.

(e)	Gross Misconduct. Upon termination of employment by reason of the Participant’s Gross Misconduct, as determined by the Administrator, all unexercised Options and SARs, unvested portions of RSUs, unvested portions of Restricted Stock Grants and any Other Stock-Based Awards granted under the Plan shall terminate and be forfeited immediately without consideration.

(f)	Post-Termination Covenants. Notwithstanding any other provision in the Plan, to the extent any Award may remain outstanding under the terms of the Plan after termination of the Participant’s employment, the Award will nevertheless expire as of the date that the former Employee or Director violates any covenant not to compete or any other post-employment covenant (including without limitation any nonsolicitation, nonpiracy of employees, nondisclosure, nondisparagement, works-made-for-hire or similar covenants) in effect between the Company and any Subsidiary thereof, on the one hand, and the former Employee or Director on the other hand, as determined by the Administrator.

(g)	Leave of Absence. The active employer-employee or other active service-providing relationship between the Participant and the Company or an Eligible Subsidiary shall not be considered interrupted in the case of: (i) sick leave; (ii) military leave; or (iii) any other leave of absence, in each case to the extent approved by the Administrator. For the avoidance of doubt, the Administrator, in its sole discretion, may determine that a Participant’s leave of absence to complete a course of study will not constitute termination of employment for purposes of the Plan. Further, during any approved leave of absence, the Administrator shall have discretion to provide that the vesting of any Awards held by the Participant shall be frozen as of the first day of the leave and shall not resume until and unless the Participant returns to active employment prior to the expiration of the term (if any) of the Awards, subject to any requirements of applicable laws or contract. The Administrator, in its sole discretion, will determine all questions of whether particular terminations or leaves of absence are terminations of active employment or service.

12.	Award Certificates. The Administrator will communicate the material terms and conditions of an Award to the Participant in any form it deems appropriate, which may include the use of an Award Certificate and/or an Award agreement that the Administrator may require the Participant to sign. To the extent the Award Certificate or Award agreement is inconsistent with the Plan, the Plan will govern. The Award Certificates or Award agreements may contain special rules, particularly for Participants located outside the United States. To the extent the Administrator determines not to document the terms and conditions of an Award in an Award Certificate or Award agreement, the terms and conditions of the Award shall be as set forth in the Plan and in the Administrator’s records.

13.	Award Holder. During the Participant’s lifetime and except as provided under Section 21 below, only the Participant or his/her duly appointed guardian or personal representative may exercise or hold an Award (other than nonforfeitable shares of Common Stock). After the Participant’s death, the personal representative of his or her estate or any other person authorized under a will or under the laws of descent and distribution may exercise any then exercisable portion of an Award or hold any then nonforfeitable portion of any Award. If someone other than the original Participant seeks to exercise or hold any portion of an Award, the Administrator may request such proof as it may consider necessary or appropriate of the person’s right to exercise or hold the Award.

14.	Performance Rules.

(a)	General. Subject to the terms of the Plan, the Committee will have the authority to establish and administer performance-based grant and/or vesting conditions and Performance Objectives with respect to such Awards as it considers appropriate, which Performance Objectives must be satisfied, as the Committee specifies, before the Participant receives or retains an Award or before the Award becomes nonforfeitable. Where such Awards are granted to Covered Employees, the Committee (as described in Section 4(b) of the Plan) may designate the Awards as subject to the requirements of Code Section 162(m), in which case the provisions of the Awards are intended to conform with all provisions of Code Section 162(m) to the extent necessary to allow the Company to claim a Federal income tax deduction for the Awards as “qualified performance based compensation.” However, the Committee retains the discretion to grant Awards that do not so qualify and to determine the terms and conditions of such Awards including the Performance Objectives or other performance-based vesting conditions that shall apply to such Awards. Notwithstanding satisfaction of applicable Performance Objectives, to the extent specified on the Date of Grant, the number of shares of Common Stock or other benefits received under an Award that are otherwise earned upon satisfaction of such Performance Objectives may be reduced by the Committee (but not increased) on the basis of such further considerations that the Committee in its sole discretion shall determine. No Award subject to Code Section 162(m) shall be granted or vest, as applicable, unless and until the date that the Committee has certified, in the manner prescribed by Code Section 162(m), the extent to which the Performance Objectives for the Performance Period have been attained and has made its decisions regarding the extent, if any, of a reduction of such Award.

(b)	Performance Objectives. Performance Objectives will be based on one or more of the following performance-based measures determined based on the Company and its Subsidiaries on a group-wide basis or on the basis of Subsidiary, business platform, or operating unit results: (i) earnings per share (on a fully diluted or other basis), (ii) pretax or after tax net income, (iii) operating income, (iv) gross revenue, (v) profit margin, (vi) stock price targets or stock price maintenance, (vi) working capital, (vii) free cash flow, (viii) cash flow, (ix) return on equity, (x) return on capital or return on invested capital, (xi) earnings before interest, taxes, depreciation, and amortization (EBITDA), (xii) strategic business criteria, consisting of one or more objectives based on meeting specified revenue, market penetration, geographic business expansion goals, cost targets, or objective goals relating to acquisitions or divestitures, or (xiv) any combination of these measures.

The Committee shall determine whether such Performance Objectives are attained, and such determination will be final and conclusive. Each Performance Objective may be expressed in absolute and/or relative terms, may be based on or use comparisons with internal targets, the past performance of the Company (including the performance of one or more Subsidiaries, divisions, business platforms, and/or operating units) and/or the past or current performance of other companies. In the case of earnings-based measures, Performance Objectives may use comparisons relating to capital (including, but not limited to, the cost of capital), shareholders’ equity and/or shares outstanding, or to assets or net assets.

For Awards intended to comply with Code Section 162(m), the measures used in setting Performance Objectives under the Plan for any given Performance Period will, to the extent applicable, be determined in accordance with generally accepted accounting principles (“GAAP”) and in a manner consistent with the methods used in the Company’s audited financial statements, without regard to (1) extraordinary or nonrecurring items in accordance with GAAP, (2) the impact of any change in accounting principles that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to) and the cumulative effect thereof (provided that the Committee may either apply the changed accounting principle to all periods referenced in the Award, or exclude the changed accounting principle from all periods referenced in the Award), (3) goodwill and other intangible impairment charges, (4) gains or charges associated with discontinued operations or restructuring activities, (5) gains or charges related to the sale or impairment of assets, (6) all charges directly related to acquisitions, including all contingent liabilities identified as of the acquisition date, (7) the impact of any change in tax law that occurs during the Performance Period (or that occurred during any period that the Performance Period is being compared to) which exceeds $10 million, and (8) other objective income, expense, asset, and/or cash flow adjustments as may be consistent with the purposes of the Performance Objectives set for the given Performance Period and specified by the Committee within the Applicable Period, unless in each case the Committee decides otherwise within the Applicable Period; provided, that with respect to the gains and charges referred to in sections (3) through (6), only gains or charges that individually or as part of a series of related items exceed $10 million are excluded. In addition to the Performance Objectives established for any Award that is intended to comply with Code Section 162(m) and any time-based vesting provisions that may apply to such Award, any Award that is intended to comply with Code Section 162(m) shall not vest under its terms unless the Company has first achieved four consecutive fiscal quarters of positive net income during the period between the grant date and the tenth anniversary of the grant date and the Administrator has certified that such performance has been satisfied.

15.

Adjustments upon Changes in Capital Stock. Subject to any required action by the Company (which it shall promptly take) or its stockholders, and subject to the provisions of applicable corporate law, if, after the Date of Grant of an Award, the outstanding shares of Common Stock increase or decrease or change into or are exchanged for a different number or kind of security by reason of any recapitalization, reclassification, stock split, reverse stock split, combination of shares, exchange of shares, stock dividend, or other distribution payable in capital stock, or some other increase or decrease in such Common Stock occurs without the Company’s receiving consideration, the Administrator will make a proportionate and appropriate adjustment in the following in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan: (a) the number of shares of Common Stock underlying each outstanding Award; (b) the number of shares of Common Stock which thereafter may be made the subject of Awards including the limit specified in Section 5(a) regarding the number of shares available for Awards granted in any form other than Options or SARs; and (c) the number and type of shares of Common Stock specified as the annual per-Participant limitation under Section 5(b). Unless the Administrator determines another method would be appropriate, any such adjustment to an Option or SAR will not change the total price with respect to shares of Common Stock underlying the unexercised portion of an Option or SAR but will include a corresponding proportionate adjustment in the Option’s or SAR’s Exercise Price.

In the event of a declaration of an extraordinary dividend on the Common Stock payable in a form other than Common Stock in an amount that has a material effect on the price of the Common Stock, the Administrator shall make such adjustments as it, in its sole discretion, deems appropriate to the items set forth in subsections (a)—(c) in the preceding paragraph.

Any issue by the Company of any class of preferred stock, or securities convertible into shares of common or preferred stock of any class, will not affect, and no adjustment by reason thereof will be made with respect to, the number of shares of Common Stock subject to any Award or the Exercise Price except as this Section 15 specifically provides. The grant of an Award under the Plan will not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, or to merge or to consolidate, or to dissolve, liquidate, sell, or transfer all or any part of its business or assets.

16.	Substantial Corporate Change.

(a)	Definition. A Substantial Corporate Change means:

(i)	the dissolution or liquidation of the Company; or

(ii)	the merger, consolidation, or reorganization of the Company with one or more corporations, limited liability companies, partnerships or other entities in which the Company is not the surviving entity; or

(iii)	the sale of substantially all of the assets of the Company to another person or entity; or

(iv)	any transaction (including a merger or reorganization in which the Company survives) approved by the Board that results in any person or entity (other than any affiliate of the Company as defined in Rule 144(a)(1) under the Securities Act) owning 100% of the combined voting power of all classes of stock of the Company.

(b)	Treatment of Awards. Upon a Substantial Corporate Change, the Plan and any forfeitable portions of the Awards will terminate unless provision is made in writing in connection with such transaction for the assumption or continuation of outstanding Awards, or the substitution for such Awards of any options or grants covering the stock or securities of a successor employer corporation, or a parent or subsidiary of such successor, with appropriate adjustments as to the number and kind of shares of stock and prices, in which event the Awards will continue in the manner and under the terms so provided. Unless the Board determines otherwise, if an Award would otherwise terminate pursuant to the preceding sentence, the Administrator will either:

(i)	provide that Optionees or holders of SARs will have the right, at such time before the consummation of the transaction causing such termination as the Board reasonably designates, to exercise any unexercised portions of an Option or SAR, whether or not they had previously become exercisable; or

(ii)	for any Awards, cause the Company, or agree to allow the successor, to cancel each Award after payment to the Participant of an amount in cash, cash equivalents, or successor equity interests substantially equal to the Fair Market Value under the transaction (minus, for Options and SARs, the Exercise Price for the shares covered by the Option or SAR (and for any Awards, where the Board or the Administrator determines it is appropriate, any required tax withholdings)).

17.	Employees Outside the United States. To comply with the laws in other countries in which the Company or any of its Subsidiaries operates or has Employees, the Administrator, in its sole discretion, shall have the power and authority to:

(a)	Determine which Subsidiaries shall be covered by the Plan;

(b)	Determine which Employees outside the United States are eligible to participate in the Plan;

(c)	Modify the terms and conditions of any Award granted to Employees outside the United States;

(d)	Establish sub-plans and modify exercise procedures and other terms and procedures, to the extent such actions may be necessary or advisable; and

(e)	Take any action, before or after an Award is made, that it deems advisable to obtain approval or comply with any applicable government regulatory exemptions or approvals.

Although in establishing such sub-plans, terms or procedures, the Company may endeavor to (i) qualify an Award for favorable foreign tax treatment or (ii) avoid adverse tax treatment, the Company makes no representation to that effect and expressly disavows any covenant to maintain favorable or avoid unfavorable tax treatment. The Company shall be unconstrained in its corporate activities without regard to the potential negative tax impact on holders of Awards under the Plan.

18.	Legal compliance. The granting of Awards and the issuance of shares of Common Stock under the Plan shall be subject to compliance with all applicable requirements imposed by federal, state, local and foreign securities laws and other laws, rules, and regulations, and by any applicable regulatory agencies or stock exchanges. The Company shall have no obligation to issue shares of Common Stock issuable under the Plan or deliver evidence of title for shares of Common Stock issued under the Plan prior to obtaining any approvals from governmental agencies that the Company determines are necessary, and completion of any registration or other qualification of the shares of Common Stock under any applicable national or foreign law or ruling of any governmental body that the Company determines to be necessary. To that end, the Company may require the Participant to take any reasonable action to comply with such requirements before issuing such shares of Common Stock. No provision in the Plan or action taken under it authorizes any action that is otherwise prohibited by federal, state, local or foreign laws, rules, or regulations, or by any applicable regulatory agencies or stock exchanges.

The Plan is intended to conform to the extent necessary with all provisions of the Securities Act and the Exchange Act and all regulations and rules the U.S. Securities and Exchange Commission issues under those laws. Notwithstanding anything in the Plan to the contrary, the Administrator must administer the Plan, and Awards may be granted, vested and exercised, only in a way that conforms to such laws, rules, and regulations.

19.	Purchase for Investment and Other Restrictions. Unless a registration statement under the Securities Act covers the shares of Common Stock a Participant receives under an Award, the Administrator may require, at the time of such grant and/or exercise and/or lapse of restrictions, that the Participant agree in writing to acquire such shares for investment and not for public resale or distribution, unless and until the shares subject to the Award are registered under the Securities Act. Unless the shares of Common Stock are registered under the Securities Act, the Participant must acknowledge:

(a)	that the shares of Common Stock received under the Award are not so registered;

(b)	that the Participant may not sell or otherwise transfer the shares of Common Stock unless the shares have been registered under the Securities Act in connection with the sale or transfer thereof, or counsel satisfactory to the Company has issued an opinion satisfactory to the Company that the sale or other transfer of such shares is exempt from registration under the Securities Act; and

(c)	such sale or transfer complies with all other applicable laws, rules, and regulations, including all applicable federal, state, local and foreign securities laws, rules and regulations.

Additionally, the Common Stock, when issued under an Award, will be subject to any other transfer restrictions, rights of first refusal, and rights of repurchase set forth in or incorporated by reference into other applicable documents, including the Company’s articles or certificate of incorporation, by-laws, or generally applicable stockholders’ agreements.

The Administrator may, in its sole discretion, take whatever additional actions it deems appropriate to comply with such restrictions and applicable laws, including placing legends on certificates and issuing stop-transfer orders to transfer agents and registrars.

20.	Tax Withholding. The Participant must satisfy all applicable Federal, state, local and, if applicable, foreign income and employment tax and social insurance withholding requirements before the Company will deliver stock certificates or otherwise recognize ownership or nonforfeitability under an Award. The Company may decide to satisfy the withholding obligations through additional withholding on salary or wages. If the Company does not or cannot withhold from the Participant’s compensation, the Participant must pay the Company, with a cashier’s check or certified check, the full amounts required for withholding. Payment of withholding obligations is due at the same time as is payment of the Exercise Price or lapse of restrictions, as applicable. If the Administrator so determines, the Participant may instead satisfy the withholding obligations (a) by directing the Company to retain shares of Common Stock from the Option exercise or release of the Award, (b) by directing the Company to sell or arrange for the sale of shares of Common Stock that the Participant acquires at the Option exercise or release of the Award, (c) by tendering previously owned shares of Common Stock, (d) by attesting to his ownership of shares of Common Stock (with the distribution of net shares), or (e) by having a broker tender to the Company cash equal to the withholding taxes, subject in each case to a withholding of no more than the minimum applicable tax withholding rate.

21.	Transfers, Assignments or Pledges. Unless the Administrator otherwise approves in advance in writing or as set forth below, an Award may not be assigned, pledged, or otherwise transferred in any way, whether by operation of law or otherwise or through any legal or equitable proceedings (including bankruptcy), by the Participant to any person, except by will or by operation of applicable laws of descent and distribution. If necessary to comply with Rule 16b-3 under the Exchange Act, the Participant may not transfer or pledge shares of Common Stock acquired under an Award until at least six months have elapsed from (but excluding) the Date of Grant, unless the Administrator approves otherwise in advance in writing. The Administrator may, in its discretion, expressly provide that a Participant may transfer his Award, without receiving consideration, to (a) members of the Participant’s immediate family, children, grandchildren, or spouse, (b) trusts for the benefit of such family members, or (c) partnerships whose only partners are such family members.

22.	Amendment or Termination of Plan and Awards. The Board may amend, suspend, or terminate the Plan at any time, without the consent of the Participants or their beneficiaries; provided, however, that no amendment will have a materially detrimental affect on any Participant or beneficiary with respect to any previously declared Award, unless the Participant’s or beneficiary’s consent is obtained. Except as required by law or by Section 16 above in the event of a Substantial Corporate Change, the Administrator may not, without the Participant’s or beneficiary’s consent, modify the terms and conditions of an Award so as to adversely affect the Participant. No amendment, suspension, or termination of the Plan will, without the Participant’s or beneficiary’s consent, terminate or adversely affect any right or obligations under any outstanding Awards. Notwithstanding the foregoing to the contrary, the Board reserves the right, to the extent it deems necessary or advisable in its sole discretion, to unilaterally modify the Plan and any Awards made thereunder to ensure all Awards, Award Certificates and Award agreements provided to Participants who are U.S. taxpayers are made in such a manner that either qualifies for exemption from or complies with Code Section 409A including, but not limited to, the ability to reprice an Award (without the consent of the Participant) to the Fair Market Value on the date the Award was granted; provided, however that the Company makes no representations that the Plan or any Awards will be exempt from or comply with Code Section 409A and makes no undertaking to preclude Code Section 409A from applying to the Plan or any Award made thereunder.

23.	Privileges of Stock Ownership. No Participant and no beneficiary or other person claiming under or through such Participant will have any right, title, or interest in or to any shares of Common Stock allocated or reserved under the Plan or subject to any Award except as to such shares of Common Stock, if any, that have been issued to such Participant.

24.	Effect on Outstanding Options. All options outstanding under the 1998 Plan will remain subject to the terms of the 1998 Plan; provided, however, that limitations imposed on such options by Rule 16b-3 will continue to apply only to the extent Rule 16b-3 so requires.

25.	Effect on Other Plans. Whether receiving or exercising an Award causes the Participant to accrue or receive additional benefits under any pension or other plan is governed solely by the terms of such other plan.

26.	Limitations on Liability. Notwithstanding any other provisions of the Plan, no individual acting as a Director, Employee, or agent of the Company or any of its Subsidiaries shall be liable to any Participant, former Participant, spouse, beneficiary, or any other person for any claim, loss, liability, or expense incurred in connection with the Plan, nor shall such individual be personally liable because of any contract or other instrument he executes in such other capacity. The Company will indemnify and hold harmless each Director, Employee, or agent of the Company or any of its Subsidiaries to whom any duty or power relating to the administration or interpretation of the Plan has been or will be delegated, against any cost or expense (including attorneys’ fees) or liability (including any sum paid in settlement of a claim with the Board’s approval) arising out of any act or omission to act concerning this Plan unless arising out of such person’s own fraud or bad faith.

27.	No Employment Contract. Nothing contained in this Plan constitutes an employment contract between the Company and any Participant. The Plan does not give any Participant any right to be retained in the Company’s employ, nor does it enlarge or diminish the Company’s right to terminate the Participant’s employment.

28.	Governing Law. The laws of the State of Delaware (other than its choice of law provisions) govern this Plan and its interpretation.

29.	Duration of Plan. The Plan shall become effective upon its approval by Company shareholders. Unless the Board extends the Plan’s term, the Administrator may not grant Awards after May 15, 2017. The Plan will then terminate but will continue to govern unexercised and unexpired Awards. No additional Awards shall be granted under the Company’s 1998 Plan following the approval of the Plan by the Company’s shareholders.